UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2024

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-41503	23-2507402
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 Pennsylvania Drive

Exton, Pennsylvania 19341

(Address of principal executive offices) (Zip Code)

(610) 646-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ISSC	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2024, Innovative Solutions and Support, Inc. (the “Company”) entered into an amendment (the “Amendment”) to amend its employment agreement dated April 14, 2022 (the “Employment Agreement”) with Shahram Askarpour, the Company’s Chief Executive Officer.

The Amendment amends and restates the severance provisions of the Employment Agreement. As amended, if Mr. Askarpour is terminated by the Company without Cause (as defined in the Employment Agreement) or resigns for Good Reason (as defined in the Amendment), Mr. Askarpour will be entitled to (i) payment of his base salary and (ii) payment of COBRA premiums for Mr. Askarpour and his dependents, in each case for 12 months following the date of Mr. Askarpour’s termination or resignation. The Amendment further provides that, in the event that Mr. Askarpour’s employment is terminated by the Company without Cause or for Good Reason during a period beginning six months prior to, and ending two years following, a Change of Control (as defined in the Employment Agreement), Mr. Askarpour shall receive, in lieu of the severance benefits set forth above, the following benefits from the Company: (i) an amount in cash equal to twice the sum of (a) Mr. Askarpour’s base salary and (b) the maximum annual cash bonus and/or other incentive compensation opportunity available to Mr. Askarpour; (ii) immediate vesting of all unvested equity awards held by Mr. Askarpour; (iii) extension of the exercise period with respect to any options held by Mr. Askarpour for a period lasting until the earlier of two years following Mr. Askarpour’s termination and the expiration date of the option; and (iv) payment of the employer portion of health and disability insurance coverage substantially comparable to the coverage Mr. Askarpour received from the Company immediately prior to Mr. Askarpour’s termination, for a period of 18 months following Mr. Askarpour’s termination.

The Amendment provides that delivery by the Company of a Nonrenewal Notice (as defined in the Employment Agreement) to Mr. Askarpour will be treated as a termination without Cause on the last day of the applicable term.

The Amendment sets forth the definition of “Good Reason,” which includes, absent Mr. Askarpour’s prior written consent and subject to certain exceptions relating to a Change of Control of the Company, (i) any material reduction in Mr. Askarpour’s title, duties, responsibilities or authority, (ii) any material reduction of Mr. Askarpour’s aggregate compensation, (iii) relocation of Mr. Askarpour’s primary work location that results in an increase in Mr. Askarpour’s one-way commute by more than 25 miles, (iv) in the event of a Change of Control, failure or refusal of a successor to the Company to either materially assume the Company’s obligations under the Employment Agreement or enter into a new employment agreement with Mr. Askarpour on terms that are materially similar to those provided under the Employment Agreement, or (v) a material breach of the Employment Agreement by the Company. Under the Amendment, Good Reason shall not be deemed to exist unless (i) the Company receives notice of the alleged basis for Good Reason and fails to cure the deficiency within 30 days after receiving such notice and (ii) Mr. Askarpour terminates his employment within 30 days after the expiration of such 30-day cure period.

The preceding description of the Amendment is only a summary and is qualified in its entirety by the terms of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	First Amendment to Employment Agreement between IS&S and Shahram Askarpour dated September 6, 2024
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

Date: September 12, 2024	By:	/s/ Jeffrey DiGiovanni
Jeffrey DiGiovanni
Chief Financial Officer